Exhibit 99.2

Xechem International Announces Delay in Quarterly Filing

NEW BRUNSWICK, N.J.--(BUSINESS WIRE)--August 20, 2007--

Xechem International (OTC BB: XKEM) announced today that it has delayed the filing of its Form 10-Q for the quarter ended June 30, 2007. In addition, Dr. Robert Swift, the interim chief operating officer has assumed the position of Chief Oversight Officer, in lieu of the former position, vested with the authority to act on behalf of the Company, pending appointment of a full time chief executive officer. According to, Dr. Swift, "Due to recent changes in personnel at the Company, it is imperative that current management obtain additional financial information before it is prepared to issue financial statements to the public. We are aware of the obligation of the Company to make timely filings of its financial statements both pursuant to its public registration and the loan covenants with respect to the recent convertible debenture issuances (as summarized in prior 8-K filings and which require timely filing of such reports), however, management is not prepared to release financial statements at this time. The Company continues its initiatives to increase productivity at its Xechem Pharmaceuticals Nigeria facility."

About Xechem

Xechem International is a development stage biopharmaceutical company working on Sickle Cell Disease (SCD). Its recent focus and resources have been directed primarily toward the development and launch of NICOSAN(TM) (to be marketed as HEMOXIN(TM) in the US and Europe). In addition to NICOSAN(TM), Xechem is also working on another sickle cell compound, 5-HMF, which it has licensed from Virginia Commonwealth University (VCU).

About NICOSAN(TM)

NICOSAN(TM) is an anti-sickling drug originally developed as NIPRISAN by the Nigerian scientists at the National Institute for Pharmaceutical Research and Development (NIPRD). In clinical studies conducted under NIPRD's auspices, the drug has shown to substantially reduce the degree of sickling of the red blood cells of those afflicted with the disease. While not a cure, the clinical trials have confirmed that the large majority of patients taking NICOSAN(TM) no longer experience sickle cell "crises" while on the medication, and even among those whose crises are not eliminated, the number and severity of the crises are substantially reduced. Through quality control/quality assurance (QC/QA) Xechem has standardized and verified the antisickling activity of the product, which is now called as NICOSAN(TM).

After the approval by the regulatory agency of Nigeria, National Agency for Food and Drug Administration and Control (NAFDAC), NICOSAN(TM) is being marketed in Nigeria since July 6th, 2006 on a limited basis. NICOSAN(TM) has Orphan Drug Designation in the US and EU countries.

Forward Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks and uncertainties. Such risks include the risk that: (i) there could be delays and/or cost overruns in connection with the build out of Xechem Nigeria's pilot plant facility to a full scale commercial production facility; (ii) the Company and/or Xechem Nigeria could suffer significant dilution from the raising of additional capital until such point in time as they achieve cash flow break even status; (iii) failure to timely file its quarterly reports could result in deregistration of the Company and acceleration with respect to its current debenture financing (iv) doing business in Nigeria is subject to all of the risks of operation in a foreign country and associated political and regulatory risky and (v) operations of the Company could be disrupted due to the chronic limited availability of funds to meet ongoing obligations.

CONTACT:

Xechem International, Inc.

Stephen Burg, 707-425-8855

Director